Exhibit 23.1A

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

eBullion, Inc. (A Development Stage Company):

We consent to the inclusion in the foregoing Registration Statement on Form S-1A No. 4 of our report dated June 24, 2013, relating to our audit of the balance sheet of eBullion, Inc. as of March 31, 2013, and the related statement of operations, stockholders' equity, and cash flows for the period from January 28, 2013 (inception) to March 31, 2013. Our report dated June 24, 2013, relating to the financial statements includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

/s/ Anton & Chia, LLP

Newport Beach, California

October 31, 2013